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                                   LOAN AGREEMENT



THIS LOAN AGREEMENT (the "Agreement") is made as of this 29th day of May, 1997 by and between ORYX TECHNOLOGY CORP., a Delaware corporation ("Borrower") and KBK FINANCIAL, INC., a Delaware corporation doing business as OTC/KBK Acceptance Corporation ("KBK"). In connection with the mutual covenants and agreements contained herein, the parties hereto agrees as follows:

I.   DEFINITIONS. The following definitions shall apply throughout this
     Agreement:

     "AFFILIATE" means with respect to any person or entity in question, any other person or entity owned or controlled by, or which owns or controls or is under common control or is otherwise affiliated with such person or entity in question.

     "BORROWING BASE" means an amount equal to 40% of Eligible Inventory.

     "COLLATERAL" has the meaning given it in SECTION 4.

     "CREDIT FACILITIES" has the meaning given it in SECTION 2.

     "DEBIT ACCOUNT" means the bank account of Borrower which Borrower identifies to KBK in writing prior to any advances under the Line of Credit over which KBK has express written authority to debit pursuant to this Agreement.

     "ELIGIBLE INVENTORY" means as of any date, the aggregate value of all inventory of raw materials and finished goods (excluding work in progress and packaging materials, supplies and any advertising costs capitalized into inventory) then owned by any of the Obligors and held for sale, lease or other disposition in the ordinary course of its business, in which KBK has a first priority lien, excluding (i) inventory which is damaged, defective, obsolete or otherwise unsaleable in the ordinary course of business, (ii) inventory which has been returned or rejected, (iii) inventory subject to any consignment arrangement between any of the Obligors and any other person or entity, (iv) inventory which is in transit, (v) inventory not located in the United States and (vi) inventory which KBK in KBK's reasonable discretion deems ineligible. For purposes of this definition, Eligible Inventory shall be valued at the lower of cost or market value.

     "ENVIRONMENTAL LAWS" means any and all federal, state and local laws, regulations, rules, orders, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants or industrial, toxic or hazardous substances into the environment, or otherwise relating to the manufacture, processing, treatment, transport or handling of pollutants or industrial, toxic or hazardous substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.


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     "ERISA PLAN" means any pension benefit plan subject to Title IV of ERISA maintained by Borrower or any Affiliate thereof with respect to which Borrower or any Affiliate has a fixed or contingent liability.

     "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied throughout the period involved.

     "GUARANTORS" means SURGX CORPORATION, ORYX INSTRUMENTS AND MATERIALS CORPORATION, ORYX POWER PRODUCTS CORPORATION (whether one or more).

     "INDEMNIFIED CLAIMS" means any and all claims, demands, actions, causes of action, judgments, suits, liabilities, obligations, losses, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense) of every kind or nature, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against or incurred or paid by any Indemnified Person at any time and from time to time, because of or resulting from, in connection with or in any way relating to or arising out of any of the Credit Facilities, the Collateral or any other transaction, act, omission, event or circumstance in any way connected with or contemplated by this Agreement or the other Loan Documents or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing (including but not limited to any investigation, litigation, proceeding, enforcement of KBK's rights or defense of KBK's actions related to or arising out of this Agreement or the other Loan Documents), whether or not any Indemnified Person is a party hereto.

     "INDEMNIFIED PERSON" shall collectively mean KBK and its officers, directors, shareholders, employees, attorneys, representatives, agents, Affiliates, successors and assigns.

     "LINE OF CREDIT AMOUNT" is $750,000.00; provided, however the Line of Credit Amount shall be $1,500,000.00 once KBK receives the inventory appraisal described in Subsection 9(c).

     "LOAN DOCUMENTS" means this Agreement, the Notes and all other documents, agreements and instruments required by KBK to be executed and delivered in connection herewith (including, without limitation, all documents, agreements and instruments evidencing, securing, governing, guaranteeing and/or pertaining to the Notes and the Credit Facilities).

     "NOTES" has the meaning given it in SECTION 3.

     "OBLIGORS" means Borrower and the Guarantors.

     "PURCHASE AGREEMENT" means that certain account transfer and purchase agreement of even date herewith between Oryx Power Products Corporation, Oryx Instruments and Materials Corporation and KBK, as may be amended from time to time.

     "SUBORDINATED DEBT" means indebtedness owing by any Obligor to a creditor other than KBK which has been subordinated and subject in right of payment to the prior payment of all indebtedness and obligations now or hereafter owing by such Obligor to KBK, such

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     subordination to be evidenced by a written agreement between KBK and the subordinated creditor which is in form and substance satisfactory to KBK.

     "TANGIBLE NET WORTH" means, as of any date, the amount by which the total assets of Obligors on a consolidated basis exceeds the Obligors' total liabilities, plus Subordinated Debt, less any intangible assets (as defined by GAAP, including, without limitation, trademarks, patents, copyrights, goodwill, covenants not to compete and customer lists), less deferred charges.

2. CREDIT FACILITIES. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, KBK hereby agrees to provide to Borrower the following Credit Facility or Facilities (whether one or more, the "Credit Facilities"):

     a. LINE OF CREDIT. Subject to the terms and conditions set forth herein, KBK agrees to provide to Borrower a revolving line of credit (the "Line of Credit") during the period commencing on the date hereof and continuing through the 30' day prior to the maturity date of the promissory note evidencing the Line of Credit from time to time. Borrower may request advances under the Line of Credit; PROVIDED, HOWEVER, the total principal amount outstanding at any time under the Line of Credit shall not exceed the lesser of (i) an amount equal to the Borrowing Base, or (ii) the Line of Credit Amount. If at any time the aggregate principal amount outstanding under the Line of Credit shall exceed an amount equal to the Borrowing Base, Borrower agrees to immediately repay to KBK such excess amount, plus all accrued but unpaid interest thereon. Borrower may request advances under the Line of Credit no more often than once each business day.
          Subject to the terms and conditions set forth in this Agreement and in the promissory note evidencing the Line of Credit from time to time, Borrower may borrow, repay and reborrrow under the Line of Credit. The sums advanced under the Line of Credit shall be used for working capital purposes.

3. PROMISSORY NOTE. Borrower agrees to execute, contemporaneously herewith, a promissory note payable to the order of KBK, in form and substance acceptable to KBK in KBK's sole and absolute discretion, for each Credit Facility provided hereunder to evidence the indebtedness owing by Borrower to KBK under each such facility (whether one or more, together with any renewals, extensions and increases thereof, the "Notes"). Interest on the Notes shall accrue at the rate set forth therein. The principal of and interest on the Notes shall be due and payable and may be prepaid in accordance with the terms and conditions set forth in the Notes and in this Agreement.

4. COLLATERAL. As collateral and security for the indebtedness evidenced by the Notes and any and all other indebtedness or obligations from time to time owing by Borrower to KBK, Borrower and Guarantors shall each grant to KBK, its successors and assigns, a first and prior lien and security interest in and to the property described hereinbelow, together with any and all PRODUCTS AND PROCEEDS thereof (the "Collateral"):

     a. ACCOUNTS. All present and future accounts, contract rights, chattel paper, documents, instruments, deposit accounts and general intangibles (including, without limitation, all patents and patent applications, and all trademarks and goodwill of the business related to such trademarks, along with any divisions, renewals or reissues thereof, and variations or modifications and new applications of the technology covered by such patents and trademarks) now or hereafter owned by any of the Obligors, all money and

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          other funds of any of the Obligors which may now or hereafter come into the possession, custody or control of Secured Party, all books of account and customer lists, and in any case where an account arises from the sale of goods, the interest of Obligors in such goods.

     b. INVENTORY. All present and hereafter acquired inventory (including without limitation, all raw materials, work in process and finished goods) owned by any of the Obligors wherever located.

     c. EqUIPMENT. All equipment of whatsoever kind and character now or hereafter owned by any of the Obligors and used or usable in any of the Obligor's business, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing.


     The term "Collateral" shall also include all records and data relating to any of the foregoing (including, without limitation, any computer software on which such records and data may be located). Borrower agrees to execute, and to cause the Guarantors to execute, such security agreements, assignments, mortgages, deeds of trust and other agreements and documents as KBK shall deem appropriate and otherwise require from time to time to more fully create and perfect KBK's lien and security interests in the Collateral.

5. GUARANTORS. As a condition precedent to KBK's obligation to provide the Credit Facilities to Borrower, Borrower agrees to cause the Guarantors to each execute and deliver to KBK contemporaneously herewith a guaranty agreement, in form and substance acceptable to KBK in KBK's sole and absolute discretion.

6.   FEES.

     a. COMMITMENT FEE. Borrower shall pay to KBKA a commitment fee in the amount of $11,250.00. Such fee shall be payable as follows: (i) $5,625.00 concurrently with the execution hereof, (ii) $2,812.50 on or before the 30' day after the date of execution hereof, and (iii) $2,812.50 on or before the 60' day after the date of execution hereof, provided, however, the amount due in clause (ii) and (iii) shall in no event be due unless and until the Line of Credit Amount has been increased to $1,500,000.00. Borrower hereby authorizes KBK, in KBK's sole discretion, to collect any such commitment fees
          (i) by deducting such fees from the first advance under the subject Credit Facility, (ii) by debiting the Debit Account, (iii) by applying that portion of any up-front deposit delivered to KBK by Borrower which is in excess of KBK's costs and expenses (including, without limitation, attorneys' fees), or (iv) by using any combination of the foregoing. This authorization does not affect Borrower's obligation to pay such sums to KBK. Borrower and KBK acknowledge and agree that the commitment fees are reasonable compensation to KBK for making the Credit Facilities available to Borrower and for no other purpose.

     b. SERVICING FEE. Borrower agrees to pay KBK a servicing fee ("Servicing Fee") on the first day of each calendar month equal to one tenth percent (.10%) per annum (computed on the basis of a year consisting of 360 days and actual days elapsed) of the average daily amount outstanding under the Line of Credit during the immediately

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          preceding calendar month.  If the first calendar month covers less than a full month, the Servicing Fee for such month shall be prorated. Borrower hereby authorizes KBK, in KBK's sole discretion, to collect such Servicing Fee (i) by deducting such fee from the first advance, if any, under the subject Credit Facility after such fee is due, (ii) by debiting the Debit Account, or (iii) by using any combination of the foregoing. This authorization does not affect Borrower's obligation to pay such sums to KBK when due. Borrower and KBK acknowledge and agree that such fees are reasonable compensation to KBK for making the Credit Facilities available to Borrower and for no other purpose.

     c. MONTHLY FEE. Borrower agrees to pay KBK a monthly fee ("Monthly Fee") on the first day of each calendar month equal to $1,500.00, the accrued interest under the Line of Credit and the Servicing
          Fee which are collected by KBK in and for the prior calendar month. Borrower hereby authorizes KBK, in KBK's sole discretion, to collect such Monthly Fee (i) by deducting such fee from the first advance, if any, under the subject Credit Facility after such fee is due, (ii) by debiting the Debit Account, or (iii) by using any combination of the foregoing. This authorization does not affect Borrower's obligation to pay such sums to KBK when due. Borrower and KBK acknowledge and agree that such fees are reasonable compensation to KBK for making the Credit Facilities available to Borrower and for no other purpose.

7. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants, and upon each request for an advance under the Credit Facilities further represents and warrants, to KBK as follows:

     a. EXISTENCE. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly licensed, qualified to do business and is in good standing in all other states in which such licensing, qualification and good standing are necessary. Borrower has all requisite power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party.

     b. BINDING OBLIGATIONS. The execution, delivery, and performance of this Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

     c. NO CONSENT. The execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of Borrower's articles or certificate of incorporation or bylaws, (B) any law, governmental regulation, court decree or order applicable to Borrower, or (C ) any other document or agreement to which Borrower is a party, or (ii) require the consent, approval or authorization of any third party.

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     d.   FINANCIAL CONDITION.  Each financial statement of Obligors supplied to KBK fairly presents the financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of any of the Obligors subsequent to the date of the most recent financial statement supplied to KBK.

     e. LITIGATION. There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting any of the Obligors or the properties of any of the Obligors, before any court or governmental department, commission or board, which, if determined adversely to any of the Obligors, would have a material adverse effect on the financial condition, properties, or operations of any of the Obligors.

     f. TAXES; GOVERNMENTAL CHARGES. The Obligors have filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. There is no tax lien notice against any of the Obligors presently on file.

     g. ERISA COMPLIANCE. The Obligors are in compliance with ERISA concerning Borrower's ERISA Plan, if any, or is not required to contribute to any "multi-employer plan" as defined in Section 401 of ERISA.

     h. COMPLIANCE WITH LAWS. The Obligors are each conducting its respective business in material compliance with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon each Obligor or upon its businesses, operations and property (including, without limitation, all Environmental Laws).

8. CONDITIONS PRECEDENT TO ADVANCES. KBK's obligation to make any advance under this Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such advance and after giving effect thereto (i) all representations and warranties made to KBK in this Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, except to the extent such representations and warranties are with respect to financial statements which are delivered to KBK that speak as of a particular date, (ii) no material adverse change in the financial condition of any of the Obligors or their respective business since the effective date of the most recent financial statements furnished to KBK shall have occurred, (iii) no event has occurred and is continuing, or would result from the requested advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), (iv) KBK's receipt of all Loan Documents appropriately executed by Borrower, Guarantors and all other proper parties, and (iv) KBK's receipt of all fees and expenses owing to KBK under this Agreement and the other Loan Documents.

9. AFFIRMATIVE COVENANTS. Until (i) the Notes and all other obligations and liabilities of Borrower under this Agreement and the other Loan Documents are fully paid and satisfied, and (ii) KBK has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless KBK shall otherwise consent in writing:

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     a.   ACCOUNTS AND RECORDS.  Maintain the Obligor's books and records in accordance with generally accepted accounting principles.

     b. RIGHT OF INSPECTION. Permit KBK to visit the Obligors' properties and installations and to examine, audit and make and take away copies or reproductions of the Obligor's books and records, at all reasonable times. Borrower agrees to pay all costs associated with any such audits, at a rate equal to $700.00 per person, plus out-of-pocket expenses, but prior to an Event of Default, Borrower shall not be required to pay for more than one such audit per fiscal quarter.

     c. INVENTORY APPRAISAL. Provide KBK with an appraisal satisfactory to KBK of the forced liquidation value of the inventory of Oryx Instruments and Materials Corporation and Oryx Power Products Corporation by an appraiser acceptable to KBK within 30 days from the date hereof.

     d. LANDLORD'S WAIVER. Obligors will cause each landlord of real property leased by the Obligors and where Collateral may be kept to execute and deliver to KBK, within 60 days from the initial advance under the Line of Credit, an agreement satisfactory in form and substance to KBK which such landlord waives any lien or other rights landlord may have in the Collateral and gives KBK access to the leased premises.

     e. RIGHT TO ADDITIONAL INFORMATION. Furnish KBK with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to each Obligor's financial condition and business operations as KBK may request from time to time.

     f. COMPLIANCE WITH LAWS. Conduct its business, and cause Guarantors to each conduct their businesses, in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon their respective businesses, operations and properties (including without limitation, all Environmental Laws).

     g. TAXES. Pay and discharge when due all assessments, taxes, governmental charges and levies, of every kind and nature, imposed upon any of the Obligors or their properties, income or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Obligor's property, income or profits; provided, however, Obligors will not be required to pay and discharge any such assessment, tax, charge, levy or claim so long as (i) same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings timely instituted, and (ii) Obligors shall have established adequate reserves with respect to such contested assessment, tax, charge, levy or claim in accordance with generally accepted accounting principles, consistently applied.

     h. INSURANCE. Maintain, and cause Guarantors to maintain, insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker's compensation, business interruption and other insurance deemed necessary or otherwise required by KBK.

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     i.   NOTICE OF MATERIAL CHANGE/LITIGATION.  Borrower shall promptly notify
          KBK in writing (i) of any material adverse change in the financial condition of any of the Obligors or their respective businesses, and
          (ii) of any litigation or claims against any Obligor which is reasonably likely to materially affect the financial condition of such Obligor.

     j. ADDITIONAL DOCUMENTATION. Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which KBK may reasonably request in order to give effect to the transactions contemplated under this Agreement and the other Loan Documents.



10. NEGATIVE COVENANTS. Until (i) the Notes and all other obligations and liabilities of Borrower under this Agreement and the other Loan Documents are fully paid and satisfied, and (ii) KBK has no further commitment to lend hereunder, Borrower will not and will cause the Guarantors to not, without the prior written consent of KBK:

     a. NATURE OF BUSINESS. Make any material change in the nature of its business as carried on as of the date hereof, except in connection with the sale of substantially all of the assets or capital stock of Oryx Power Products Corporation.

     b. LIQUIDATIONS, MERGERS, CONSOLIDATIONS: ACQUISITIONS. Liquidate, merge or consolidate with or into any other entity, or form or acquire any new subsidiary or acquire by purchase or otherwise all or substantially all of the assets of any other entity except a merger of a subsidiary into Borrower or into any other subsidiary of Borrower.

     c. TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm's-length transaction with a person or entity not an Affiliate.

     d. SALE OF ASSETS. Sell, lease, transfer or otherwise dispose of any of its assets or properties, other than (i) inventory sold in the ordinary course of business, (ii) as necessary to replace obsolete equipment, and (iii) all of the stock of Oryx Power Products Corporation, Borrower agreeing to give KBK 10 days prior written notice of any such sale of stock.

     e. LIENS. Create or incur any lien or encumbrance on any of its assets, other than (i) liens and security interests securing indebtedness owing to KBK, (ii) pledges or deposits to secure the payment of obligations under any worker's compensation laws or similar laws,
          (iii) deposits to secure the payment of public or statutory obligations, (iv) mechanic's, carriers', workman's, repairman's or other liens arising by operation of law in the ordinary course of business which secure obligations that are not overdue or are being contested in good faith and for which Borrower has established adequate reserves in accordance with generally accepted accounting principles, (v) liens securing purchase money indebtedness permitted hereunder provided such lien does not extend beyond the property purchased with such indebtedness, (vi) liens securing capital

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          leases provided such lien does not extend beyond the property subject to such lease, and (vii) liens and security interest existing as of the date hereof which have been disclosed to and approved by KBK in writing.

     f. INDEBTEDNESS. Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i), borrowings from KBK, (ii) current accounts payable and other current obligations (other than for borrowed money), (iii) borrowings outstanding on the date hereof which have been disclosed and approved in writing by KBK,
          (iv) inter-company borrowings between the Obligors, (v) purchase money indebtedness used to purchase equipment which is secured only by the equipment so purchased, and (vi) capital lease obligations; provided, however, Borrower agrees to give KBK prior notification of any single purchase money transaction or capital lease in excess of $50,000.00.

     g. TRANSFER OF OWNERSHIP. Permit the sale, pledge or other transfer of any of the ownership interest in any of the Guarantors (except all of the capital stock of Oryx Power Products Corporation, Borrower agreeing to give KBK 10 days prior written notice of any such sale).

     h. CHANGE IN MANAGEMENT. Permit a change in the senior management of any Obligor without giving KBK five (5) days prior written notice, if possible.

II. FINANCIAL COVENANTS. Until (i) the Notes and all other obligations and liabilities of Borrower under this Agreement and the other Loan Documents are fully paid and satisfied, and (ii) KBK has no further commitment to lend hereunder, Borrower will maintain the following financial covenant on a consolidated basis with the Guarantors:

     a. TANGIBLE NET WORTH. At the end of each fiscal quarter, its Tangible Net Worth, calculated on a pro forma basis (i.e. add back accounts purchased by KBK and the factored balance), of not less than $4,250,000.00.

Borrower shall have an opportunity to cure any breach of this financial covenant within 25 days from the earlier of (i) the date which KBK is due to receive financial statements of Borrower hereunder which would indicate any breach of this financial covenant, or (ii) the date KBK receives receipt of financial statements indicating any breach of this financial covenant. Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to generally accepted accounting principles, consistently applied.

12. REPORTING REQUIREMENTS. Until (i) the Notes and all other obligations and liabilities of Borrower under this Agreement and the other Loan Documents are fully paid and satisfied, and (ii) KBK has no further commitment to lend hereunder, Borrower will, unless KBK shall otherwise consent in writing, furnish to KBK:

     a. FINANCIAL STATEMENTS. Borrower agrees to furnish to KBK (i) within 90 days after the last day of each fiscal year of Borrower a consolidated statement of income and a consolidated statement of cash flows of Borrower for such fiscal year, and a consolidated balance sheet of Borrower as of the last day of such fiscal year, together with an auditor's report thereon by an independent certified public accountant, and (ii)

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          within 30 days after the last day of each fiscal month of Borrower, an unaudited consolidated statement of income and statement of cash flows of Borrower for such fiscal month, and an unaudited consolidated balance sheet of Borrower as of the last day of such fiscal month. Borrower represents and warrants that each such statement of income and statement of cash flows will fairly present, in all material respects, the results of operations and cash flows of Borrower for the period set forth therein, and that each such balance sheet will fairly present, in all material respects, the financial condition of Borrower as of the date set forth therein, all in accordance with GAAP, (or, with respect to unaudited financial statements, in the notes thereto and subject to year-end review adjustments).

     b. INVENTORY MAINTENANCE CERTIFICATE. An Inventory Maintenance Certificate, in the form attached hereto as Schedule A, signed by an officer of the Borrower, and an Inventory Maintenance Certificate in the form attached hereto as Schedule B, from each Guarantor, each to be delivered to KBK within three (3) business days after the end of each week.

     c. INVENTORY LISTING. A list of each of the Obligor's inventory by location and type (to include the following: raw materials, work in process and finished goods) within three (3) business days after the end of each week of each fiscal year, in form and detail satisfactory to KBK.

13. EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" under this Agreement:

     a. FAILURE TO PAY INDEBTEDNESS. Borrower shall fail to pay as and when due any part of the principal of, or interest on, the Notes or any other indebtedness or obligations now or hereafter owing to KBK by Borrower.

     b. NON-PERFORMANCE OF COVENANTS. Any of the Obligors shall breach any covenant or agreement made herein, in any of the other Loan Documents, in the Purchase Agreement or in any other agreement now or hereafter entered into between any of the Obligors and KBK.

     c. FALSE REPRESENTATION. Any warranty or representation made herein, in any of the other Loan Documents or in the Purchase Agreement shall be false or misleading in any material respect when made.

     d. DEFAULT UNDER OTHER LOAN DOCUMENTS. The occurrence of an event of default under any of the other Loan Documents, the Purchase Agreement or any other agreement now or hereafter entered into between any of the Obligors and KBK.

     e. UNTRUE FINANCIAL REPORT. Any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Borrower or any Guarantor, or by any other person on behalf of Borrower or any Guarantor, to KBK is not true and correct in any material respect.

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